Exhibit 4.1

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED UNLESS (A) REGISTERED UNDER AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) PURSUANT TO AVAILABLE EXEMPTIONS FROM SUCH REGISTRATION, PROVIDED THAT UPON THE REQUEST OF THE COMPANY THE SELLER DELIVERS TO THE COMPANY AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, CONFIRMING THE AVAILABILITY OF SUCH EXEMPTION OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

ORION ETHANOL, INC.

CONVERTIBLE SENIOR NOTE

$_____________	November __, 2006
Pratt, Kansas

FOR VALUE RECEIVED, Orion Ethanol, Inc. (formerly, RTO Holdings, Inc.) ("Company") promises to pay to [______________________] or its registered assigns ("Holder") the principal sum of ______________ ($__________), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Note on the unpaid principal balance at an initial rate equal to eight percent (8.0%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. The per annum interest rate shall increase by one percent (1.0%) to nine percent (9%) on April 1, 2007 and by an additional one percent (1.0%) on each Interest Payment Date thereafter. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) the Maturity Date (as defined below), or (ii) when, upon or after the occurrence of an Event of Default (as defined below), such amounts are declared due and payable by Holder or made automatically due and payable in accordance with the terms hereof. This Note is one of the "Notes" issued pursuant to the Subscription Agreement, as amended, modified or supplemented (the "Subscription Agreement"), between Company and Holder. Accrued and unpaid interest on the unpaid principal balance hereof shall be payable quarterly on each January 1, April 1, July 1 and October 1 (each, an “Interest Payment Date”), commencing January 1, 2007, to the Person who is the registered holder at the close of business on such Interest Payment Date. Capitalized terms used herein that are not defined, shall have the meaning set forth in the Subscription Agreement.

The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder, by the acceptance of this Note, agrees:

1.	Definitions. As used in this Note, the following capitalized terms have the following meanings:

(a)   “Automatic Conversion Date” shall mean the closing date of a Qualified Financing (as defined in Section 5 hereto).

(b)   “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

(c)   “Common Stock” means the common stock of the Company.

(d)   “Company” includes the corporation initially executing this Note and any Person which shall succeed to or assume the obligations of Company under this Note.

(e)   “Event of Default” has the meaning given in Section 3 hereof.

(f)    “Holder” shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

(g)   “Maturity Date” shall mean October 31, 2008.

(h)   “Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by Company to Holder of every kind and description, now existing or hereafter arising under Transaction Documents, including, all interest, fees, charges, expenses, attorneys' fees and costs and accountants' fees and costs chargeable to and payable by Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.) (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

(i)   "Person" shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

(j)   “Registration Rights Agreement” means the Registration Rights Agreement dated as of November 1, 2006 among the Company and the initial purchasers of the Notes.

(k)   "Transaction Documents" shall mean this Note, the Subscription Agreement, each of the other Notes issued under the Subscription Agreement and such other documents included in the definition of Transaction Documents set forth in the Subscription Agreement.

2.	Prepayment. The Company may not prepay this Note in whole or in part without the consent of the Holders of a majority in principal amount of the Notes.

3.	Events of Default. The occurrence of any of the following shall constitute an "Event of Default" under this Note and the other Transaction Documents:

(a)   Failure to Pay. Company shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any interest or other payment required under the terms of this Note or any other Transaction Document (including the Registration Delay Payments under the Registration Rights Agreement) within three (3) days of the date due;

(b)   Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of Company to Holder in writing in connection with this Note or any of the other Transaction Documents, or as an inducement to Holder to enter into this Note and the other Transaction Documents, shall be false, incorrect, or misleading in any material respect when made or furnished;

(c)   Voluntary Bankruptcy or Insolvency Proceedings. Pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors ("Bankruptcy Law"), Company or any of its subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or similar official for itself or for all or a substantial part of its property, (ii) make a general assignment for the benefit of its or any of its creditors, (iii) be dissolved or liquidated, (iv) commence a voluntary case or other proceeding, consent to the entry of an order for relief against the Company, or in an involuntary case consent to the appointment of or taking possession of its property by any official, or (v) take any action for the purpose of effecting any of the foregoing; and

(d)   Involuntary Bankruptcy or Insolvency Proceedings. Pursuant to or within the meaning of any Bankruptcy Law, proceedings shall be commenced against the Company or any of its subsidiaries or property for (i) the appointment of a receiver, trustee, liquidator or similar official, (ii) relief in an involuntary case, or (iii) liquidation or reorganization and, in each case an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement.

(e)   The failure of the applicable Registration Statement required to be filed pursuant to the Registration Rights Agreement to be declared effective by the SEC on or prior to the date that is sixty (60) days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement), or while the applicable Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the applicable Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to any holder of the Notes for sale of all of such holder’s Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten (10) consecutive days (other than days during an Allowable Grace Period (as defined in the Registration Rights Agreement) or for more than an aggregate of thirty (30) days in any 365 day period (other than days during an Allowable Grace Period);

(f)   The Company’s (A) failure to deliver the required number of shares of Common Stock within ten (10) Business Days after the applicable Conversion Date or (B) notice, written or oral, to any holder of the Notes, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of any Notes into shares of Common Stock that is tendered in accordance with the provisions of the Notes.

4.
Rights of Holder upon Default. Upon the occurrence or existence of any Event of Default (other than an Event of Default referred to in Sections 3(c) and 3(d)) and at any time thereafter during the continuance of such Event of Default, Holder may, by written notice to Company, declare all outstanding Obligations of the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Sections 3(c) and 3(d), immediately and without notice, all outstanding Obligations payable by Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right power or remedy granted to it by the Transaction Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

5.	Conversion.

(a)   Automatic Conversion. Upon the closing of an equity financing consisting of Common Stock, preferred stock, warrants to purchase Common Stock or preferred stock, or any combination thereof, resulting in at least one hundred million dollars ($100,000,000) of gross cash proceeds to the Company, including the gross proceeds from the Notes (a "Qualified Financing"), the outstanding balance under the Note will automatically be converted in accordance with the provisions of Section 5(c)(i) hereof, into fully paid and nonassessable securities of the Company sold in such Qualified Financing (the "Conversion Securities"). If more than one type of security is issued in the Qualified Financing, the Notes shall be converted into each of such securities in the same proportion of such securities as are issued in the aggregate in the Qualified Financing.

(i)   The number of Conversion Securities into which this Note may be converted shall be determined by (A) multiplying the outstanding balance of principal and accumulated interest by a fraction, the numerator of which is the aggregate gross cash proceeds received by the Company in the Qualified Financing attributable to a particular security issued in the Qualified Financing and the denominator of which is the total gross cash proceeds received by the Company in the Qualified Financing (the “Proportionate Amount”) and (B) dividing the Proportionate Amount by the Conversion Price for such security. A Proportionate Amount shall be calculated in respect of each security issued in the Qualified Financing. The "Conversion Price" for a particular security issued in the Qualified Financing shall be equal to one hundred percent (100%) of the price per such security paid by the investors participating in the Qualified Financing; provided that if any options, warrants or other rights to purchase securities

(collectively, “Warrants”) are granted or issued in the Qualified Financing, the Conversion Price for such Warrants shall be fifty percent (50%) of the price per Warrant paid by the investors participating in the Qualified Financing; provided further that if no value is attributable to the Warrants issued in the Qualified Financing, the Holders shall receive twice as many Warrants as the investors in the Qualified Financing.

(b)   Optional Conversion. At any time on or after May 1, 2007, the outstanding balance under the Note may be converted, at the option of the Holder, in whole or in part from time to time, into fully paid and nonassessable shares of Common Stock (where appropriate, the "Conversion Securities.")

(i)   The number of shares of Common Stock into which this Note may be converted shall be determined by dividing (A) the outstanding balance of principal and accumulated interest by (B) $1.00 (as adjusted for any stock splits, recapitalizations or similar transactions effected after the date hereof).

(c)   Conversion Procedure.

(i)   Conversion Pursuant to Section 5(a). In the event of conversion pursuant to Section 5(a) hereof, Holder shall surrender the Note, duly endorsed, at the office of the Company and shall also provide Company with the name or names in which the certificate or certificates for the Conversion Securities are to be issued. Company shall, as soon as practicable thereafter, issue and deliver at such office to Holder of this Note a certificate or certificates for the number of Conversion Securities to which Holder shall be entitled upon conversion (bearing such legends as are required by the Purchase Agreement and applicable state and federal securities laws in the opinion of counsel to Company), together with a check payable to Holder for any cash amounts payable as described in Section 5(c)(iii) below. The conversion shall be deemed to have been made as of the close of business on the date of such closing of the Qualified Financing, and the Person or Persons entitled to receive the Conversion Securities upon such conversion shall be treated for all purposes as the record holder or holders of such Conversion Securities as of the Automatic Conversion Date.

(ii)   Conversion Pursuant to Section 5(b). To convert any Notes or portions thereof pursuant to Section 5(b) hereof into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 5(c)(v), surrender this Note to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking with respect to this Note in the case of loss, theft or destruction). On or before the first (1st) Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by a facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the second Business Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (1) (X) if legends are not required to be placed on certificates of Common Stock pursuant to the Securities Purchase Agreement and provided that the Transfer Agent is participating in the Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled which certificates shall not bear any restrictive legends unless required pursuant to the Subscription Agreement and (2) pay to the Holder in cash the amount, if any, required by Section 5(c)(iii). If this Note is physically surrendered for conversion as required by Section 5(c)(v) and the outstanding balance of principal and interest of this Note is not being converted in full, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note representing the outstanding principal not converted. The Person or Persons entitled to receive the share of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(iii)   Fractional Shares; Interest; Effect of Conversion. No fractional shares shall be issued upon conversion of this Note. In lieu of Company issuing any fractional shares to Holder upon the conversion of this Note, Company shall either round up to the nearest full share or pay to Holder an amount equal to the product obtained by multiplying the conversion price by the fraction of a share not issued pursuant to the previous sentence. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion. Upon conversion of this Note in full and the payment of the amounts specified in this Section 5(c)(iii), Company shall be forever released from all its obligations and liabilities under this Note.

(iv)   In the event of Automatic Conversion, Holder shall become a party to any subscription agreement, purchase agreement, registration rights agreement or other document entered into by or for the benefit of the investors in the Qualified Financing and shall be entitled to all of the rights of such investors thereunder.

(v)    Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof (other than an automatic conversion) the Holder shall not be required to physically surrender this Note to the Company unless (A) the full balance of principal and interest represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the principal and interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

6.
Reservation of Stock Issuable Upon Conversion. In connection with any conversion of Notes, the Company shall reserve and keep available out of its authorized but unissued shares of Common Stock such number of its shares of Common Stock as shall be sufficient to effect the conversion of the Note.

7.
Successors and Assigns. Subject to the restrictions on transfer described in Sections 9 and 10 below, the rights and obligations of Company and Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

8.
Waiver and Amendment. Any provision of this Note may be amended, waived or modified only upon the written consent of Company and Holders of a majority in aggregate principal amount of the Notes then outstanding.

9.
Transfer of this Note or Securities Issuable on Conversion Hereof. With respect to any offer, sale or other disposition of this Note or securities into which such Note may be converted, Holder will give written notice to Company prior thereto, describing briefly the manner thereof, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Each Note thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act of 1933, as amended (the "Act"), unless such legend is not required in order to ensure compliance with the Act. Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Subject to the foregoing, transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of Company. Prior to presentation of this Note for registration of transfer, Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and Company shall not be affected by notice to the contrary.

10.
Assignment by Company. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by Company without the prior written consent of Holder.

11.
Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered in the manner set forth in the Purchase Agreement.

12.
Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

13.
Expenses; Waivers. If action is instituted to collect this Note, Company promises to pay all costs and expenses, including, without limitation, reasonable attorneys' fees and costs, incurred in connection with such action. Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

14.	Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of New

York, without regard to the conflicts of law provisions of the State of New York, or of any other state.

15.
Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Buyers, shall initially be as set forth on the signature page attached to the Subscription Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date.

IN WITNESS WHEREOF, Company has caused this Note to be issued as of the date first written above.

ORION ETHANOL, INC.
By:
Name: Title:

SIGNATURE PAGE TO CONVERTIBLE PROMISSORY NOTE

EXHIBIT I

ORION ETHANOL, INC.

CONVERSION NOTICE

Reference is made to the Convertible Senior Note (the “Note”) issued to the undersigned by Orion Ethanol, Inc. (the “Company”). In accordance with and pursuant to this Note, the undersigned hereby elects to convert the Note or a portion thereof in the amount indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, as of the date specified below:

Date of Conversion: _________________________________________________________________________________________
Aggregate amount to be converted: _____________________________________________________________________________

Please confirm the following information:

Conversion Price: ___________________________________________________________________________________________
Number of shares of Common Stock to be issued: ___________________________________________________________________

Please issue the Common stock into which the Note is being converted in the following name and to the following address:

Issue to:        ___________________________________________________________________________________________
___________________________________________________________________________________________
___________________________________________________________________________________________

Facsimile Number:          _______________________________________________________________________________________
Authorization:         _______________________________________________________________________________________
By:         _______________________________________________________________________________________
Title:      _______________________________________________________________________________________

Dated:            ____________________________________________________________________________________________
Account Number:  _________________________________________________________________________________
(if electronic book entry transfer)

Transaction Code Number:  __________________________________________________________________________
(if electronic book entry transfer)

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs [Transfer Agent] to issue the above indicated number of shares of Common Stock.

ORION ETHANOL, INC.
By:
Name: Title: